ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                              LIST OF SUBSIDIARIES



EXHIBIT 21     List of Subsidiaries as of October 31, 1996
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The following is a listing of all subsidiaries of Able Telcom Holding Corp. as of October 31, 1996:

Traffic Management Group, Inc.
        Transportation Safety Contractors, Inc.
        Transportation Safety Contractors of Virginia, Inc.
        Tipco, Inc.
        Georgia Electric Company


Telecommunication Services Group, Inc.
        Able Communication Services Inc.
        H. C. Connell, Inc.


Communications Development Group, Inc.
        Able Telcom/TTI C.A.
        Able Telcom International, Inc.
        Seima Telecommunications, Ltda.
        Neurotechnology, Inc.
        Able Wireless, Inc.


Cable Communications Group, Inc.